                                                                      Exhibit 12
                                AMR CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                Year Ended December 31,
                                                                                -----------------------
                                                              1989          1990         1991         1992         1993
                                                            --------      --------     --------     --------     --------
Earnings:
      Earnings (loss) before income taxes,
      extraordinary loss, and cumulative
      effect of accounting changes                          $    719     $     (34)    $   (340)    $   (697)   $    (113)

      Add: Total fixed charges (per below)                       552           734        1,028        1,285        1,339

      Less: Interest capitalized                                  65           116          159          101           51
                                                            --------     ---------     --------     --------    ---------
         Total earnings                                     $  1,206     $     584     $    529     $    487    $   1,175
                                                            ========     =========     ========     ========    =========

Fixed charges:
      Interest                                              $    239     $     338     $    508     $    651    $     668

      Portion of rental expense representative
         of the interest factor                                  311           394          513          627          663

      Amortization of debt expense                                 2             2            7            7            8
                                                            --------     ---------     --------     --------    ---------
         Total fixed charges                                $    552     $     734     $  1,028     $  1,285    $   1,339
                                                            ========     =========     ========     ========    =========

Ratio of earnings to fixed charges                              2.18             -            -            -            -
                                                            ========     =========     ========     ========    =========

Coverage deficiency                                         $      -     $     150     $    499     $    798    $     164
                                                            ========     =========     ========     ========    =========

* Previously restated.





                                      -74-